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                                                                  EXHIBIT (h)(6)


                            CALAMOS INVESTMENT TRUST

               AMENDMENT TO THE TRANSFER AGENT SERVICING AGREEMENT


         THIS AMENDMENT dated as of March 1, 2002 to the Transfer Agent Servicing Agreement dated as of September 11, 2000, by and between Calamos Investment Trust, a business trust organized under the laws of the commonwealth of Massachusetts and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company shall be as follows:

Transfer Agent Fee Schedule Exhibit A fees change as follows.:


NSCC Network Level 3 Accounts
               $16.00 per account - first 40,000 NSCC Network Level 3 Accounts $12.00 per account - next 60,000 NSCC Network Level 3 Accounts $10.00 per account - balance of NSCC Network Level 3 Accounts

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

CALAMOS INVESTMENT TRUST                         U.S. BANCORP FUND SERVICES, LLC


By: /s/ Rhowena Blank                            By: /s/ Bob Kern
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